June 27, 2001


Mr. Adel Michael
V.P. Finance and CFO
Mentor Corporation
201 Mentor Drive
Santa Barbara, CA 93111

RE:               Settlement of Dispute

Dear Adel:

Paradigm Medical Industries, Inc.'s Board of Directors met last Friday, June 15, 2001. The general view of the Board of Directors is to resolve the matter quickly and without prejudice, but at an acceptable level of consideration.

To accomplish the settlement, I have been authorized to resolve the matter. Final approval does require Paradigm board action. The terms and conditions of a settlement contained below have been communicated as acceptable to Paradigm's Board of Directors. I have been assured that approval of this proposal will be without delay on behalf of Paradigm's board.

Background

Mentor believes that it should receive consideration for delays and non-notification in connection of the registration of stock received as consideration for the Mentor phaco emulsification product line acquisition completed in November 1999. Paradigm Medical believes there is not any merit to the argument and that they have acted prudently throughout. Paradigm does have a desire to resolve the dispute and is providing a written proposal to Mentor as a good faith attempt to provide Mentor with a reasonable settlement consideration without admission of any wrong doing, thus avoiding a costly and lengthy legal confrontation.

Form of Consideration.

Conservation of cash is essential to Paradigm. Therefore, consideration is to be provided to Mentor in the form of common stock of Paradigm Medical Industries.

Outside of the registration requirement, there will be no other legends. The shares to be provided Mentor as consideration will be included in the next registration statement. The next registration statement is to be filled no later than 30 days from the date of acceptance of this proposal. While there can be no assurances that the registration of the shares will be approved by the SEC


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Letter to Mentor Corporation
Page 2
06/27/01
without delay, Paradigm Medical's track record in getting a "no comment review " from the SEC is excellent. Moreover, Paradigm is not aware of any material events that would lead Paradigm to believe that there would be a delay in the SEC approval process.

Amount of Consideration

Three hundred fifty thousand (350,000) shares of Paradigm Medical Industries common stock. If Paradigm fails to file a registration statement with the SEC within 30 days of the acceptance of this agreement, then Paradigm agrees to issue an additional one hundred twenty thousand (120,000) shares of Paradigm Medical Industries common stock to be registered at the same time the initial three hundred fifty thousand (350,000) shares are registered.

Terms and conditions

At closing and upon receipt of Paradigm shares of common stock, Mentor will provide Paradigm a letter releasing Paradigm from all claims it may have with Paradigm in connection with registration of Paradigm stock except the shares represented by this settlement agreement.

When Mentor decides to sell its Paradigm stock, Mentor agrees to an orderly sale of all Paradigm Medical Industries stock previously issued, and to be issued as consideration herewith, as mutually agreed upon by the parties.

Agreed to by:

Mentor Corporation

By: /s/ Adel Michael                        This 2nd  day of July , 2001
   ----------------------                       -----       ------


Its: S. Vice President, C.F.O.
    --------------------------

Please give me a call to discuss the mechanics of how we may move forward. You can reach me at 858-554-1770, Ext. 103.

Sincerely,

/s/ Mark R. Miehle

Mark R. Miehle
President and COO
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